Exhibit 99.1
FOR IMMEDIATE RELEASE:   April 26, 2012

CONTACT:	David Camp
Chief Executive Officer
Key Technology, Inc.
(509) 529-2161
KEY TECHNOLOGY ANNOUNCES FISCAL 2012 SECOND QUARTER RESULTS

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) announced today sales and operating results for the second quarter of fiscal 2012 ended March 31, 2012.

Net sales for the three-month period ended March 31, 2012 totaled $27.2 million, compared to $27.9 million recorded in the corresponding quarter last year.  The Company reported a net loss for the quarter of $726,000, or $0.13 per diluted share, compared to a net loss of $71,000, or $0.01 per diluted share, in the same period a year ago.

Net sales for the six-months ended March 31, 2012 were $53.2 million, compared with $56.1 million for the comparable period in fiscal 2011.  The Company reported a net loss for the fiscal 2012 six-month period ended March 31, 2012 of $969,000, or $0.18 per diluted share, compared to net earnings of $533,000, or $0.10 per diluted share, for the corresponding six-month period in fiscal 2011.

David Camp, President and Chief Executive Officer, stated, “Net sales and the results of operations were unfavorably affected by the postponement of two shipments due to customer-requested delays.  These orders, totaling over $2.5 million, will ship in the third fiscal quarter of 2012. The Company anticipates that net sales in the third quarter of fiscal 2012 will be significantly higher than in the second quarter of fiscal 2012.”

Key’s backlog at the end of the second quarter of fiscal 2012 was $34.7 million, compared to $38.2 million one year ago.  New orders received during the second quarter were $24.9 million, compared to $34.3 million in the corresponding period last year.  New orders for the six months ended March 31, 2012 were $51.5 million, compared to $59.2 million for the corresponding period in fiscal 2011.

Camp continued, “Orders and backlog thus far in fiscal 2012 are below the results achieved during the comparable periods in fiscal 2011.  The Company believes certain of its markets have been in a slow period for new capital investment.  However, we are experiencing substantial quote activity for potential large-scale projects in these markets.”

The gross profit for the second quarter of fiscal 2012 was $7.9 million, compared to $8.1 million in the corresponding period last year.  As a percentage of sales, gross profit was 29.1% and 29.2% in the second quarters of fiscal 2012 and 2011, respectively.  For the six-month period ended March 31, 2012, gross profit was $16.5 million, compared to $17.5 million for the same six-month period of fiscal 2011, or 31.0% and 31.1% of sales, respectively.

Camp further commented, “Gross margins in the second quarter of fiscal 2012 declined from the first quarter of fiscal 2012 due to the comparative product mix.  The Company anticipates gross margin improvement for the third quarter of fiscal 2012.”

Operating expenses for the quarter ended March 31, 2012 were $8.7 million, or 32.0% of sales, compared to $8.1 million, or 29.0% of sales, in the same quarter last year.  Operating expenses for the six-months ended March 31, 2012 were $17.5 million, or 32.8% of sales, compared to $16.5 million, or 29.5% of sales, for the corresponding period of fiscal 2011.  The modest increase in operating expenses compared with the prior year relates to research and development spending.

Camp concluded, “The Company believes its commitment to new product development and strategic initiatives provides a significant driver for future revenue growth, as evidenced by our previously announced multi-million-dollar order in the second quarter of fiscal 2012 for our recently-released VEO™ system.”

Conference Call

The Company's conference call related to the fiscal 2012 second quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, April 26, 2012.   To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	changes in general economic conditions and disruption in financial markets may adversely affect the business of the Company’s customers and the Company’s business and results of operations;
•
ongoing uncertainty and volatility in the financial markets related to the U.S. budget deficit, the European sovereign debt crisis and the state of the U.S. economic recovery may adversely affect the Company’s operating results;

•	economic conditions in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure that may reduce the Company’s profitability;
•	the failure of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	fluctuations in foreign currency exchange rates could result in unanticipated losses that could adversely affect the Company's liquidity and results of operations;
•	advances in technology by competitors may adversely affect the Company’s sales and profitability;
•	the Company’s new and existing products may not compete successfully in either current or new markets, which would adversely affect the Company’s sales and operating results;
•
the Company’s expansion into new markets, increasingly complex projects and applications, and integrated product offerings could increase the Company’s cost of operations and reduce gross margins and profitability;

•	the Company’s product offerings depend, to a certain extent, on products and components manufactured by others;
•
the Company's information systems, computer equipment and information databases are critical to its business operations, and any damage or disruptions could adversely affect the Company's business and results of operations;

•
the Company’s potential inability to retain and recruit experienced management and other key personnel, or the loss of key management personnel, may adversely affect the Company’s business and prospects for growth;

•	the potential inability to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the Company's operating results are seasonal and may further fluctuate due to severe weather conditions affecting the agricultural industry in various parts of the world;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross margins;
•	compliance with recently passed health care legislation may adversely affect the Company’s business;
•
the Company’s reported results may be affected adversely by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements, which could require the Company to incur substantial additional expenses; and

•	compliance with changing regulation of corporate governance and public disclosure will result in additional expenses to the Company and pose challenges for the Company’s management.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011.
Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011

Net sales	$27,249	$27,929	$53,221	$56,076
Cost of sales	19,332	19,788	36,743	38,615
Gross profit	7,917	8,141	16,478	17,461
Operating expenses:
Sales and marketing	4,558	4,561	8,859	9,045
Research and development	2,067	1,479	4,066	2,996
General and administrative	2,079	2,048	4,545	4,488
Amortization of intangibles	4	4	8	8
Total operating expenses	8,708	8,092	17,478	16,537
Gain (loss) on disposition of assets	1	(20)	2	(20)
Earnings (loss) from operations	(790)	29	(998)	904
Other income (expense)	(277)	(149)	(427)	(224)
Earnings (loss) before income taxes	(1,067)	(120)	(1,425)	680
Income tax expense (benefit)	(341)	(49)	(456)	147
Net earnings (loss)	$(726)	$(71)	$(969)	$533
Net earnings (loss) per share
- basic	$(0.13)	$(0.01)	$(0.18)	$0.10
- diluted	$(0.13)	$(0.01)	$(0.18)	$0.10

Shares used in per share calculation - basic	5,416	5,291	5,348	5,289
Shares used in per share calculation - diluted	5,416	5,291	5,348	5,308

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2012	September 30, 2011

Cash and cash equivalents	$22,848	$28,754
Trade accounts receivable, net	11,094	8,776
Inventories	24,965	24,269
Total current assets	66,777	69,349
Property, plant and equipment, net	18,820	19,433
Goodwill and other intangibles, net	2,567	2,575
Total assets	91,431	94,405
Total current liabilities, including current portion of long-term debt	24,206	26,865
Long-term debt	5,015	5,197
Shareholders' equity	$58,250	$58,774

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161